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                                                                   Exhibit 99.1
[CLECO LOGO]
                                                               Cleco Corporation

                                                         2030 Donahue Ferry Road

                                                                     PO Box 5000

                                                        Pineville, LA 71361-5000

                                                                Tel 318-484-7400




                                                                    NEWS RELEASE




Investor Contacts:
Cleco Corporation:
Kathleen F. Nolen                Analyst Inquiries:           Media Contact:
(318) 484-7687                   Dresner Companies            Cleco Corporation
Ken D. Nolley                    Kristine Walczak             Robbyn Cooper
(318) 484-7715                   (312) 726-3600               (318) 484-7136


For Immediate Release

     Cleco Corporation Announces Sale of 1.75 Million Shares of Common Stock

May 3, 2002, - Cleco Corporation (NYSE, PCX:CNL), today announced that it is offering 1.75 million shares of common stock at $23.00 per share, to be sold under the Company's $150 million effective shelf registration statement ("shelf registration"). The Company has also granted Credit Suisse First Boston, the sole underwriter of this offering, an over-allotment option to purchase up to an additional 250,000 shares of its common stock. The offering is expected to close on or about May 8, 2002.

Cleco is a regional energy services company headquartered in Pineville, La. It operates a nonregulated midstream energy business that has approximately 1,700 megawatts of generating capacity either in operation or under construction. Cleco also operates a regulated electric utility company that serves more than 250,000 customers across Louisiana.

Any offering shall be made only by means of a final prospectus. This news release does not constitute an offer to sell or a solicitation of an offer to buy any security, nor will there be any sale of any such security in any state in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state. When available, a final prospectus can be obtained from Credit Suisse First Boston Corporation at 11 Madison Avenue, New York, NY 10010.

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